Exhibit 10.1

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (the “Agreement”) is entered into as of July 9, 2012 (the “Effective Date”) by and between IA Global, Inc., a Delaware corporation with an address at 101 California Street, Suite 2450, San Francisco, California 94111 (the “Company” or “IA Global”), Innovative Software Direct plc (in administration), (CN: 05115204) a public limited company incorporated under the laws of England (“ISD”) acting by its joint administrators Gerald Maurice Krasner and Andrew David Haslam of Begbies Traynor (Central) LLP (the “ISD Administrators”), and Powerdial Systems Limited (in administration), (CN: 02862816) a private limited company incorporated under the laws of England (“Powerdial”)  acting by its joint administrators Gerald Maurice Krasner and Andrew David Haslam of Begbies Traynor (Central) LLP (the “PSL Administrators”).  Collectively, IA Global, ISD and Powerdial are referred to hereinafter as the “Parties” and each, a “Party”).

WHEREAS, on or about December 17, 2010, IA Global, ISD and Powerdial entered into a Share Exchange Agreement (the “Share Exchange”) pursuant to which, among other things, the Company as buyer, agreed to acquire, and ISD, as seller, agreed to sell, all of the shares and ownership interests in Powerdial to IA Global in exchange for issuance by IA Global to ISD of 2,400,000 shares of common stock (the “Shares”) which Shares were issued as represented by IA Global Stock Certificate IA 3101 (the “Certificate”), and

WHEREAS, ISD never effectively transferred actual ownership of Powerdial, has subsequently on 22 August 2011 entered into administration, and, still holds the Certificate representing the Shares, and

WHEREAS, the Certificate representing the Shares contains a legend prohibiting its transfer and, IA Global’s stock transfer agent has implemented a Stop Order on the Shares, thereby preventing their transfer, and

WHEREAS,

IA Global has also loaned the amounts of US$150,000 to Powerdial and ISD, which loan is still outstanding and on the books of Powerdial as an unsecured loan (the “Powerdial Loan”), and

WHEREAS, the parties hereto have agreed to a full release and discharge of liabilities as against one another, subject to the mutual consideration and conditions provided herein,

NOW, THEREFORE, based on the mutual premises and full and valid consideration of the parties, the receipt and sufficiency of which is hereby acknowledged, the ISD, IA Global and Powerdial hereby agree as follows:

1.

Termination of Share Exchange.  The Parties hereto agree that upon due execution hereof and satisfaction by each Party of their obligations hereunder:

(a)

The Share Exchange is hereby terminated, without prejudice and, deemed null and void in all respects and each parties obligations therein discharged in full.

(b)

The Certificate for the Shares shall be, and hereby is, deemed null and void, and said Certificate shall be returned to IA Global or its stock transfer agent, for immediate cancellation.  ISD and PowerDial agree and consent that, upon receipt of the Settlement Amount, said shares shall be deemed irrevocably cancelled, null and void.

(c)

IA Global shall pay the amount of US$2,100 (the “Settlement Amount”) to ISD or its designee.

2.

Escrow of Settlement Amount.  The Settlement Amount has been, prior to execution hereof, delivered into escrow with counsel for the ISD Administrators on behalf of ISD pending satisfaction of ISD’s obligations hereby, which Settlement Amount shall be deemed the sole property of IA Global, and held in trust for IA Global, until such time as both 1) this Agreement is duly executed and delivered by all parties or their authorized representatives and 2) the Certificate for the Shares have been returned for cancellation to IA Global’s counsel for cancellation.  In the event that the Certificate for the Shares is not returned or that any of the foregoing  conditions are not satisfied in full by 5:30PM July 6, 2012 (NYC time), then the Settlement Amount shall be promptly and immediately returned, without request or demand, to IA Global by wire funds transfer.  ISD and Powerdial, through their Administrators, hereby instruct American Stock Transfer & Trust Company, as transfer agent of the Company, to cancel and void the Certificate and underlying Shares, immediately upon confirmation of receipt by ISD and Powerdial of the Settlement Amount.  The foregoing statement is made with the intent that the Company’s stock transfer agent, American Stock Transfer & Trust, is a third party beneficiary, entitled to rely on the foregoing.

3.

Termination of All Agreements.  The Parties acknowledge and agree that the Share Exchange and any and all other consulting agreements, business agreements, pledges or promises to invest, commitments or arrangements, agreements or other arrangements between the parties, in each case whether oral, or otherwise, or whether arising by operation of law or otherwise and between any of the Parties hereto, are hereby terminated and cancelled in full, and, each parties obligations to one another deemed satisfied and discharged.

4.

Agreements.  The Parties hereto hereby agree and acknowledge that they are not party to, and are not aware of, any agreement, commitments, arrangements, promises or outstanding obligations between any Party and any other Party as relates to the Share Exchange or the Shares.  Each of ISD and Powerdial agrees that there are no oral agreements or understandings between them and IA Global of any kind or nature whatsoever or among one another, that relates in any way to IA Global or its management, officers, directors, affiliates or related parties.

5.

Releases.

(a) Company Releases.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation mutual promises set forth in this Agreement, IA Global, for itself and themselves, its and their parents, affiliates, subsidiaries, divisions, groups and past and present officers, directors, employees, agents, representatives, attorneys, accountants, auditors, consultants, administrators, beneficiaries, predecessors, successors and assigns (collectively, “IA Global Release Parties”) and any person or entity claiming by or through any of the foregoing hereby RELEASE AND DISCHARGE ISD and Powerdial, and each of their officers, directors, administrators, representatives, attorneys, accountants, auditors, consultants, successors and assigns in any capacity whatsoever (collectively, “ISD Release Parties”) of and from all actions, causes of action, suits, debts, dues, sums of money, claims for breaches of contract, claims for breaches of fiduciary duties or conflicts of interest, claims of entitlement to securities, claims for violations of securities laws or regulations, compensation, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages (compensatory, consequential, liquidated, special, punitive or otherwise), judgments, extents, executions, claims, and demands (including attorneys’ fees and costs) of any nature whatsoever, in law, admiralty or equity that are known as of the date hereof, against the ISD Release Parties that the IA Global Release Parties ever had, now have or hereafter can, shall or may have, whether known or unknown, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Agreement as related to the Share Exchange or the Shares, or as related to the Administration of ISD, provided, however, that nothing herein shall release or otherwise affect the ISD Release Parties’ obligations under this Agreement or under the Powerdial Loan which remains outstanding and owed by Powerdial.  IA Global acknowledges and agrees that all amount due under the Powerdial Loan shall rank as an unsecured liability in the administration of Powerdial or any subsequent liquidation and ISD shall have no liability in relation to the Powerdial Loan.

(b)

ISD and Powerdial Releases.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the mutual promises set forth in this agreement each of ISD and Powerdial RELEASES AND DISCHARGES the IA Global Release Parties of and from any and all actions, causes of action, suits, debts, dues, sums of money, claims for breaches of contract, claims for breaches of fiduciary duties or conflicts of interest, claims of entitlement to securities, claims for violations of securities laws or regulations, claims for indemnification, counterclaims, cross claims, claims for compensation, and from all accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages (compensatory, consequential, liquidated, special, punitive or otherwise), judgments, extents, executions, claims, and demands (including attorneys’ fees and costs) of any nature whatsoever, in law, admiralty or equity, against the IA Global Release Parties that any of ISD and Powerdial, now have or hereafter can, shall or may have, whether known or unknown, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Agreement, as related to the Share Exchange or the Shares, or as related to the Administration of ISD, provided, however, that nothing herein shall release or otherwise affect the ISD Release Parties’ obligations under this Agreement or under the Powerdial Loan which remain outstanding and owed by Powerdial.

(c)

ISD and Powerdial further release and discharge one another from any and all obligations, covenants or obligations, implied or otherwise, as relates to the Share Exchange or the Shares and further acknowledge and agree to IA Global that IA Global is a beneficiary of the foregoing and, that no claims may be brought by ISD or Powerdial against one another for which a claim for indemnification, set off, counterclaim or cross claim may be made as against IA Global Release Parties.

(d)

No Initiation of Claims.  Subject to satisfactory compliance with Sections 1 through 4, the parties agree not to institute, instigate, urge, support, encourage, voluntarily participate in or profit from any lawsuit, complaint or other action or proceeding of any kind relating to any matter to which these general releases pertain.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any party from providing, after taking reasonable measures to ensure the confidentiality of information provided, information or explanations to third party regulatory agencies or IA Global’s auditors or accountants, seeking such information in response to comment letters or inquiries, or in response to civil or administrative subpoenas or court order, or from discussing the provisions hereof and factual circumstances surrounding the events leading to this Agreement in disclosure document filings made with the Securities and Exchange Commission from time to time.  Each party agrees that he/it has received a copy of this Agreement for review and study, has read the Agreement carefully and has had an opportunity to do so with their counsel, and agrees to abide by all of its provisions.

6.

Miscellaneous.

(a)

The parties agree that this Agreement shall be subject to, and enforceable under, the laws of the State of New York, County of new York.  The Parties shall have the right to bring suit to enforce this Agreement in such jurisdiction.  THE PARTIES HERETO AGREE TO WAIVE A TRIAL BY JURY.

(b)

This Agreement contains the complete understanding of the Parties and any changes must be in writing and signed by the parties.

(c)

In the event of a dispute among the Parties hereto, the Party substantially prevailing shall be entitled to reimbursement of all attorney’s fees and court costs. The Parties consent to the taking of enforcement action at law, or in equity as the case may be, in order to effectuate the intent of the parties hereto.

7.

Further Assurances.  Each Party agrees that it has the proper power and authority, and has obtained all necessary consents to enter into this Agreement and to perform its respective obligations hereby and, that this agreement is fully enforceable against such party.  Each Party hereto agrees, at the sole expense of IA Global, to do all reasonable further acts, to take all reasonable further actions, and to execute and deliver all documents or instruments as are reasonably necessary from time to time in order to effectuate the intent of the Parties hereto provided that such documents or instruments contain provisions which are reasonably satisfactory to the Administrators’ solicitors, including but not limited an exclusion of personal liability for the Administrators in accordance with clause 9 of this Agreement.  Any obligations on ISD, Powerdial and the Administrators under this Agreement shall automatically determine for ISD, at the expiry of the administration of ISD and for Powerdial, at the expiry of the administration of Powerdial and after that period ISD, Powerdial and the Administrators shall not have any continuing obligation under this Agreement (other than the Powerdial Loan which shall remain in effect as set forth above).

8.

 Counterparts.  This Agreement may be signed by one or more counterparts or by facsimile or electronic copy/email, each of which shall be valid and binding as against the signor when counter executed.  This Agreement shall be deemed valid and binding once executed and delivered, outside of escrow, to all of the other Parties, whether by facsimile, electronic reproduction, email or otherwise.

9.

 Execution by the Administrators.  The Parties agree that the ISD Administrators and the PSL Administrators (“the Administrators”) have entered into and signed this Agreement as agents for the ISD and Powerdial respectively and neither the Administrators nor their firm shall incur any personal liability whatsoever whether on their own part or in respect of any failure on the part of the ISD and/or Powerdial to observe, perform or comply with any of its or their obligations under this Agreement or under or in relation to any associated arrangements or negotiations whether such liability would arise under the Insolvency Act 1986 or in any other way whatsoever.

[Signature Page Follows]

[Signature Page to Termination and Release Agreement]

IN WITNESS WHEREOF, the parties have executed this Termination and Release Agreement effective as of the Effective Date set forth above.

IA GLOBAL, INC.

By:_/s/Brian Hoekstra

Name:Brian Hoekstra,

Title:  Principal Financial Officer, Corporate Secretary

INNOVATIVE SOFTWARE DIRECT PLC

(IN  ADMINISTRATION)

(CN: 05115204)

By:_/s/Gerard M. Krasner

Name: Gerard M. Krasner

Title:  Joint administrator of Innovative Software Direct plc acting as agent without personal liability

POWERDIAL SYSTEMS LIMITED

(IN ADMINISTRATION)

(CN: 02862816)

By:_/s/Gerard M. Krasner

Name: Gerard M. Krasner

Title:  Joint administrator of Powerdial Systems

Limited acting as agent without personal liability